Exhibit 10.30
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 27, 2009 (the “Date of this Agreement”), is made by and between Local.com Corporation, a Delaware corporation (the “Employer” or “Company”), and Michael Plonski (the “Executive”).
     WHEREAS, the Employer wishes to employ the Executive on the terms set forth below.
     WHEREAS, Executive wishes to accept such employment.
     Accordingly, the parties hereto agree as follows:
1. Term.
     The Employer hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Date of this Agreement and ending on the first anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue thereafter for successive one-year periods in accordance with the terms of this Agreement beginning on each anniversary of the Date of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing not less than thirty (30) days before expiration of the initial term and each annual renewal thereof (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”) of an intent not to renew this Agreement.
2. Duties.
     During the Term, the Executive shall be employed by the Employer as its Chief Technical Officer, and as such, the Executive shall faithfully perform for the Employer the duties and have the powers customary for such position, including general financial oversight of the Employer’s operations and preservation of the Employer’s assets. During the Term, the Executive shall be required to report to the Chief Executive Officer of the Employer (the “CEO”). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, and shall work primarily at the Employer’s main business offices. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with full time employment hereunder and which do not violate the other provisions of this Agreement.
3. Compensation.
     3.1 Salary. In consideration of the services to be rendered under this Agreement, the Employer shall pay the Executive during the Term a salary at the rate of Two Hundred Sixty Thousand Dollars ($260,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Employer applicable to senior executives, provided the payments are no less frequent than monthly (or, if there is no such policy, payments shall be semi-monthly). The Annual Salary shall be annually reviewed by the Employer for possible increases. The Annual Salary shall be subject to possible further increase from time to time at the discretion of the CEO, the Board of Directors of the Employer (“Board”), or a committee of the Board designated for such purpose. Any increased Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof. The Executive’s Annual Salary shall not be decreased without his prior written consent at any time during the Term.
     3.2 Incentive Compensation. During the Term, the Executive shall be eligible to receive, in addition to his Annual Salary, an annual bonus (the “Bonus”) of up to forty percent (40%) of the Annual Salary. Any increase in the bonus target shall thereupon be the “Bonus” for the purposes hereof. The amount of such Bonus and any performance standards or goals required to be attained in order to receive such Bonus shall be mutually agreed upon by Executive and the CEO or such committee of the Board as they shall designate for such purpose from time to time and memorialized in a writing executed by Executive and Employer, as may be amended from time to time by the mutual written agreement of Employer and Executive. The Bonus shall be declared and paid according to the Company’s payroll policies and practices. Any actual Bonus paid shall be determined by achievement of mutually agreed goals and company performance.
     3.3 Stock Options. The Executive shall be granted options to purchase Two Hundred Sixty (260,000) shares of the common stock of the Employer pursuant to the Employer’s Equity Incentive Plans (the “Options”). At the option of the Executive as of the date of grant, the Options may be intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Options shall be granted on the Executive’s first day of employment and shall have a strike price equal to the closing stock price on such date. Tthe Options will be issued as follows:
Grant 1 Options to purchase 130,000 shares of Employer’s common stock (“Grant 1”).

Grant 2 Options to purchase 43,333 shares of Employer’s common stock (“Grant 2”).

Grant 3 Options to purchase 43,333 shares of Employer’s common stock (“Grant 3”).

Grant 4 Options to purchase 43,334 shares of Employer’s common stock (“Grant 4”).
Grant 1 will vest over a period of 3 years, with one-third (1/3) vesting after twelve months of employment and the remainder on a quarterly basis thereafter, provided that the Executive is employed by the Employer as of each such Option vesting date. Grant 2 will vest over a period of 3 years, with one-third (1/3) vesting after twenty-four months of employment and the remainder on a quarterly basis thereafter, provided that the Executive is employed by the Employer as of each such Option vesting date. Options in Grant 3 will vest over a period of 3 years, with one-third (1/3) vesting after thirty-six months of employment and the remainder on a quarterly basis thereafter, provided that the Executive is employed by the Employer as of each such Option vesting date. Options in Grant 4 will vest over a period of 3 years, with one-third (1/3) vesting after forty-eight months of employment and the remainder on a quarterly basis thereafter, provided that the Executive is employed by the Employer as of each such Option vesting date. The vesting periods shall be subject to possible acceleration in the discretion of the

CEO or such committee of the Board as they shall designate for such purpose from time to time. The Options shall become fully vested immediately and shall remain exercisable during the term of each such option as if the Executive were still employed by Employer upon (i) a Change of Control, defined below, of the Employer, or (ii) a termination of the executive by Employer without Cause (defined in Section 5.1(a) below), or a termination by Executive for Good Reason (defined in Section 5.2(a) below), if such event of termination without cause or for good reason occurs within 120 days prior and/or subsequent to the execution and delivery of an acquisition, merger, consolidation or other agreement which results in a Change of Control. For purposes of this Agreement “Change of Control” shall mean the occurrence of any one of the following events:
          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more, excluding in the calculation of Beneficial Ownership securities acquired directly from the Company, of the combined voting power of the Company’s then outstanding voting securities;
          (b) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing over fifty percent (50.00%) or more of the combined voting power of the Company’s then outstanding voting securities;
          (c) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, as of February 23, 2009, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of the at least two-thirds (2/3) of the directors then still in office who either were directors on February 23, 2009 or whose appointment, election or nomination for election was previously so approved or recommended;
          (d) there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50.00%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or
          (e) the stock holders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     The terms of this Section 3.3 shall be included in the applicable stock option agreements between Employer and Executive relating to the issuance of the Options. For purposes of this Section 3.3, the following terms used above shall have the following meanings:
     “Affiliate” shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”);
     “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and
     “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.
Notwithstanding anything to the contrary set forth herein, Employee and Employer understand and agree that the issuance of the Options will be subject to the approval by the stockholders of the Company of a proposal to approve at the 2009 Annual Meeting of Stockholders an amendment to the Company’s equity plans to increase the total number of shares of the Company’s common stock available for issuance pursuant to such equity plans and the subsequent registration of such shares by the Company with the Securities and Exchange Commission. In the event stockholder approval is not obtained at the 2009 Annual Meeting, Company and Employer agree to work in good faith to establish alternative arrangements for the long term compensation of Employee, which are mutually agreeable to the Employer and Employee.
     3.4 Benefits. Except as otherwise provided herein, the Executive shall be entitled to participate in any group life, medical or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Employer generally, on the same terms as such other executives, to the extent that the Executive is eligible under the terms of such plans or programs as they may be in effect from time to time. Employer will provide coverage for the Executive under the Employer’s health benefits plan and will pay 100% of the cost of spouse or dependent coverage up to a total of $500 per month. Coverage under the health benefits plan will be in effect commencing with the first month following thirty (30) days of Executive’s employment.

     3.5 Expenses. The Employer shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that (i) such expenditure is of a nature qualifying it as a proper business expense deduction on the Employer’s federal and state income tax returns and (ii) the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Employer, no later than 30 days after the end of the monthly period in which such expenses have been so incurred. In addition, the Employer will pay the Executive a non-accountable relocation expense of $75,000, fifty percent (50%) of which is payable on Start date and the remaining 50% is payable on October 1, 2009. Should Executive’s employment terminate pursuant to Section 5.1 within one year of payment of relocation expense, then Executive will, within 180 days after said Termination, reimburse Employer for 100% of the relocation expense already received from the Employer, less any applicable taxes already paid or due.
     3.6 Compliance with Section 409A of the Internal Revenue Code; Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code (the “Code”) and, accordingly, any compensation provided pursuant to this Agreement is intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Employer in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.” Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then such benefit shall be paid upon the Executive’s separation from service, with respect to the Employer and its affiliates within the meaning of Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company shall in good faith amend this Agreement to the extent necessary to comply with the requirements under Section 409A of the Code and any regulations or other guidance issued thereunder, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.
4. Termination upon Death or Disability.
     If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Employer to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled for purposes of the long-term disability plan of the Employer for which the Executive is eligible, or, in the event that there is no such plan, if the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, then the Employer shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), including, but not limited to a pro-rata Bonus for the year of termination (which in no event shall be less than a similar pro-rata portion of the Executive’s bonus for the preceding year) to be paid at such time as Bonuses are ordinarily paid; (ii) in the case of termination due to disability, the Executive shall be entitled to receive his Annual Salary for twelve (12) months following such termination less any amounts for which Executive is eligible to receive from long term disability insurance benefits under disability coverage furnished by the Employer to the Executive during such twelve (12) month period; (iii) the Executive (or, in the case of his death, his spouse and/or dependents) shall continue to receive all applicable benefits elected by Executive for which he received reimbursement for pursuant to Section 3.4 herein for a period of twelve (12) months following such termination and Company shall continue to pay for the foregoing in accordance with Section 3.4 herein as if no such termination had occurred; and (iv) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Employer.
5. Certain Terminations of Employment.
     5.1 Termination for Cause; Termination of Employment by the Executive without Good Reason.
          (a) For purposes of this Agreement, “Cause” shall mean the Executive’s:
               (i) conviction of (or pleading nolo contendere to) a felony involving the crime of theft or a related or similar act of unlawful taking, or a felony involving the federal or California securities or pension laws, or any felony, which results in material economic harm to the Employer;
               (ii) engagement in the performance of his duties hereunder or otherwise to the material and demonstrable detriment of the Employer, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;
               (iii) After notice from the Board of Directors, and, if requested by Executive, the opportunity to be heard by the Board of Directors, the failure to adhere to the lawful and reasonable directions of the Board that are consistent with the terms of this Agreement (so long as the directive does not give the Executive Good Reason (as defined below) to terminate his employment as described in Section 5.2), or the failure to devote substantially all of the business time and effort to the Employer (except for any activities expressly authorized by the Employer);

               (iv) material breach of any of the provisions of Section 6, other than inadvertent breaches; or
               (v) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within thirty (30) days following written notice from the Employer specifying such breach; provided however, if Executive delivers written notice to Employer during the 30 day cure period requesting to be heard at a meeting of the Board, his termination under this Section 5.2(a)(v) shall not be effective until such Board meeting at which Executive had an opportunity to be heard, provided that Cause shall not exist except on written notice given to the Executive at any time not more than 60 days following the later of either the occurrence of any of the events described above or Employer’s actual knowledge thereof, which events in any case must have occurred after the effective date of this Agreement.
          (b) The Employer may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment for any or no reason on at least 30 days’ and not more than 60 days’ written notice given to the Employer. If the Employer terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4 or 5.2, (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Employer.
     5.2 Termination by the Employer without Cause; or by the Executive for Good Reason.
          (a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to in writing by the Executive;
               (i) a reduction in Annual Salary or in benefits of the Executive, or the failure of the Employer timely to make any Annual Salary payment due to the Executive, provided that such deferral or failure to pay continues unremedied for more than thirty (30) days;
               (ii) any action by the Employer that results in a material diminution in the Executive’s title(s), status, position, authority, duties or responsibilities;
               (iii) a material breach of any provision of this Agreement by the Employer;
               (iv) a failure of the Employer to have any successor entity specifically assume this Agreement;

               (v) if there is a Change of Control of the Company and Executive terminates his employment for any reason or no reason at all during the 120 day period immediately following the Change of Control;
               (vi) a relocation of the Executive to offices other than those set forth herein, or a relocation of the offices set forth herein to a location more than 25 miles from its current location, without Executive’s prior written consent;
               (vii) a change in Executive’s reporting so that he no longer reports directly to the CEO; or
               (viii) the assignment to Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities as set forth in Section 2 hereof.
     Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than the later of either (1) 60 days after the time at which the event or condition giving rise to Good Reason first occurs or arises or (2) Executive’s actual knowledge thereof; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Employer shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Employer does so fully cure such event or condition, such event or condition shall not constitute Good Reason hereunder, unless the same or similar events or conditions occur again, in which case no further opportunity to cure will be afforded Employer and Good Reason will exist as if all applicable notice requirements had been met in their entirety.
          (b) The Employer may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Employer for Good Reason. A notice of non-renewal, as provided for pursuant to Section 1 above, shall constitute a termination of employment by the Employer without Cause.
          (c) If the Employer terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, the Executive shall receive:
               (i) Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);
               (ii) one (1) times the Annual Salary payable in accordance with standard payroll practices of the Company;
               (iii) an amount equal to all Bonuses earned during the four quarters immediately prior to the termination date (unless the termination occurs as a result of or in connection with a Change of Control, in which case the amount will be equal to all Bonuses earned during the four quarters immediately prior to the Change of Control if so requested by Executive), payable (A) in accordance with standard bonus payment practices of the Company, or (B) immediately, if and to the extent the same will be used by Executive to exercise his stock options as provided in clause (v) below;
               (iv) reimbursement for COBRA payments equal to employee’s regular monthly contributions toward the Executive’s health insurance benefits for the one (1) year period following the termination date if the Executive elects COBRA benefits, and;
               (v) the right to exercise any or all vested stock options for a period of twelve (12) months after the effective date of termination of Executive’s employment; provided however, (A) in the event the termination occurs within 120 days of the execution of a Change of Control agreement as provided in Section 3.3 above, vesting of all options shall be accelerated as provided in Section 3.3 above, and (B) in the event the termination occurs at a time not within such 120 day period, for purposes of this provision, all unvested options that would have vested had this Agreement remained in force through the end of the initial Term, shall be fully vested immediately prior to the termination under this Section 5.2(c); The provisions of this subparagraph (v) shall be included in any stock option agreement between the Employer and the Executive.
     In order to be eligible to receive the benefits specified under sections 5.2(c)(ii) — (iv), the Executive must execute a general release of claims in a form acceptable to the Employer, which shall not apply to the Employer’s obligations described above in this Section 5.2(c).
6. Invention, Non-Disclosure and Non-Competition.
     6.1 Inventions and Patents.
          (a) The Executive will promptly and fully disclose to the Employer any and all inventions, discoveries, improvements, ideas, developments, designs, products, formulas, software programs, processes, techniques, technology, know-how, negative know-how, data, research, technical data and original works of authorship (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect and enforce those proprietary interests) that are related to or useful in the Employer’s present or future business or result from use of property owned, leased, or contracted for by the Employer and which the Executive develops, makes, conceives or reduces to practice during the Executive’s employment by the Employer, either solely or jointly with others (collectively, the “Developments”). All such Developments shall be the sole property of the Employer, and the Executive hereby assigns to the Employer, without further compensation, all of the Executive’s right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, service marks and trade names in the United States and elsewhere.
          (b) The Executive shall disclose promptly to an officer or to attorneys of the Employer in writing any inventions, discoveries, improvements, ideas, developments, designs, products, formulas, software programs, processes, techniques, technology, know-how, negative know-how, data, research, technical data and original works of authorship, whether or not patentable or registrable under patent, copyright or similar statutes that are related to or useful in the Employer’s present or future business, the Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others during the Executive’s employment, for the purpose of permitting the Employer to determine whether they constitute Developments. The Employer shall receive such disclosures in confidence.
          (c) The Executive will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Employer), which records shall be available to and remain the sole property of the Employer at all times.
          (d) The Executive will assist the Employer in obtaining and enforcing patent, copyright, trademark, service marks and other forms of legal protection for the Developments in any country. Upon request, the Executive will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Employer to assign all such Developments fully and completely to the Employer and to enable the Employer, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.
          (e) The Executive understands that the Executive’s obligations under this section will continue after the termination of the Executive’s employment with the Employer and that during the Executive’s employment the Executive will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Employer. The Executive further understands that if the Executive is not employed by the Employer as an employee at the time the Executive is requested to perform any obligations under this section, the Executive shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Employer.
          (f) Any provision in this Agreement requiring the Executive to assign the Executive’s rights in all Developments shall not apply to an invention that qualifies fully under the provisions of California Labor Code section 2870, the terms of which are set forth below:
               (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
                    (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
                    (2) Result from any work performed by the employee for the employer.
               (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

     6.2 Proprietary Information.
          (a) The Executive recognizes that the Executive’s relationship with the Employer is one of high trust and confidence by reason of the Executive’s access to and contact with the trade secrets and confidential and proprietary information of the Employer including, without limitation, information not previously disclosed to the public regarding current and projected revenues, expenses, costs, profit margins and any other financial and budgeting information; marketing and distribution plans and practices; business plans, opportunities, projects and any other business and corporate strategies; product information; names, addresses, terms of contracts and other arrangements with customers, suppliers, agents and employees of the Employer; confidential and sensitive information regarding other employees, including information with respect to their job descriptions, performance strengths and weaknesses, and compensation; and other information not generally known regarding the business, affairs and plans of the Employer (collectively, the “Proprietary Information”). The Executive acknowledges and agrees that Proprietary Information is the exclusive property of the Employer and that the Executive shall not at any time, either during the Executive’s employment with the Employer or thereafter disclose to others, or directly or indirectly use for the Executive’s own benefit or the benefit of others, any of the Proprietary Information.
          (b) The Executive acknowledges that the unauthorized use or disclosure of Proprietary Information would be detrimental to the Employer and would reasonably be anticipated to materially impair the Employer’s value.
          (c) The Executive’s undertakings and obligations under this Section 6.2 will not apply, however, to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the Executive’s part, (b) is generally disclosed to third parties by the Employer without restriction on such third parties, (c) is approved for release by written authorization of the Board, (d) is known to the Executive other than as a result of work performed for the Employer, or (e) is required to be disclosed by law or governmental or court process or order.
          (d) Upon termination of the Executive’s employment with the Employer or at any other time upon request, the Executive will promptly deliver to the Employer all notes, memoranda, notebooks, drawings, records, reports, written computer code, files and other documents (and all copies or reproductions of such materials) in the Executive’s possession or under the Executive’s control, whether prepared by the Executive or others, which contain Proprietary Information. The Executive acknowledges that this material is the sole property of the Employer.
     6.3 Covenant Not to Compete.
          (a) During the time that this Agreement is in effect, the Executive shall not directly or indirectly:
               (i) own, engage in, conduct, manage, operate, participate in, be employed by, be connected in any manner whatsoever with, or render services or advice to (whether for compensation or without compensation), any other person or business entity which, in the sole judgment of the Employer, directly or indirectly competes with the Business of the Employer (as hereinafter defined); or
               (ii) recruit or otherwise solicit or induce any employee of the Employer to terminate his or her employment with, or otherwise cease his or her relationship with, the Employer in order to join any person or entity which, in the sole judgment of the Employer, competes with the Business of the Employer.
          (b) For a period of six months after the expiration or termination of this Agreement, the Executive shall not directly or indirectly recruit or otherwise solicit or induce any employee of the Employer to terminate his or her employment with, or otherwise cease his or her relationship with, the Employer in order to join any person or entity which, in the sole judgment of the Employer, competes with the business of the employer as engaged in at the expiration or termination of this Agreement.
          (c) The obligations set forth in paragraphs 6.3(a) and (b) above shall not restrict the Executive’s right to invest in the securities (not to exceed 1% of the outstanding securities of any class) of any publicly-held corporation in the management of which the Executive does not participate.
          (d) For purposes of Section 6.3(a), “Business of the Employer” means the business of Employer as engaged in from time to time during the term of this Agreement, including, but not limited to, paid search.
          (e) The Executive hereby represents that, except as the Executive has disclosed in writing to the Employer on Exhibit A attached hereto, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Employer or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.
          (f) The Executive further represents that the Executive’s performance of all the terms of this Agreement and as an employee of the Employer does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Employer, and the Executive will not disclose to the Employer or induce the Employer to use any confidential or proprietary information or material belonging to any previous employer or others.
     6.4 Other Obligations. The Executive acknowledges that the Employer from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Employer regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all action necessary to discharge the obligations of the Employer under such agreements.

     6.5 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, if the Executive breaches any of the provisions of Section 6, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity (including, without limitation, the recovery of damages) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
7. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity that effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any income, employment and Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rates of each of federal, state and local income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (iii) pay all federal, state and local employment-related taxes (including, but not limited to, FICA) at the highest marginal rate of taxation. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the

“Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by a method determined by Executive in his sole discretion. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.
     (b) Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7(b), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company that should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

8. Other Provisions.
     8.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
     8.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     8.3 Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Employer’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration before a single, mutually acceptable arbitrator under the rules of the Judicial Arbitration and Mediation Service in Orange County, California and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Employer and the Executive regarding any provision of this Agreement, the prevailing party, as determined by the Arbitrator, shall be entitled to an award of all legal fees, costs, and expenses reasonably incurred in connection with such contest or dispute.
     8.4 Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and when (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Employer:	Local.com Corporation Attn: Bruce Crair, COO One Technology Drive, Building G Irvine, CA 92618

to the Executive:	Mike Plonski c/o One Technology Drive, Building G Irvine, CA 92618

     8.5 Entire Agreement. This Agreement, together with the Option Agreement described in Section 3.3, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     8.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     8.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Employer’s assets or business, whether by merger, consolidation or otherwise, the Employer may assign this Agreement and its rights hereunder, subject at all times to Executive’s rights with respect to a Change of Control as set forth elsewhere herein; provided that such assignment shall not limit the Employer’s liability under this Agreement to the Executive.
     8.9 Withholding. The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.
     8.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     8.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     8.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 9, and the other provisions of this Agreement to the extent necessary to effectuate the survival of Sections 4 through 9, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
     8.13 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     8.14 Indemnification; Directors and Officers Insurance. To the fullest extent permitted by law, the Employer shall indemnify, defend and hold harmless the Executive from and against all actual or threatened actions, suits or proceedings, whether civil or criminal, administrative or investigative, together with all attorneys’ fees and costs, fines, judgments or settlements imposed upon or incurred by the Executive in connection therewith, that arise from the Executive’s employment by, or serving as an officer of, the Employer, so long as the Executive acted or refrained from acting legally and in good faith or reasonably believed that his actions or refraining from acting were legal and performed or omitted in good faith. Employer currently has directors and officers liability insurance and will use all reasonable efforts to maintain such insurance coverage during the term of this Agreement, but if it is unable to do so, it will immediately notify Executive of this fact. All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of the Company or serving in any other capacity referred to herein.

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written to this Executive Agreement.

EMPLOYER LOCAL.COM CORPORATION, a Delaware corporation
By:	/s/ Heath Clarke	,
Heath Clarke
Chief Executive Officer

EXECUTIVE
/s/ Mike Plonski
Mike Plonski

STATEMENT OF ATTORNEYS FOR EXECUTIVE
The undersigned are the attorneys for _______, the Executive herein. We have been consulted in connection with negotiation, preparation and execution of this Employment Agreement. We have explained the terms and provisions of the Agreement to our client and have advised him in connection with his legal rights related to this Agreement.

Dated:

Attorney for Executive

Invention, Non-Disclosure and Non-Competition Agreement
Exhibit A
     Please list terms of any agreements with any previous employer or other party which restrains you from using or disclosing any trade secret or confidential or proprietary information acquired by you in the course of your employment with any previous employer or restrains you from competing directly or indirectly with the business of such previous employer or any other party.